NPC International, Inc. Announces Refinancing of
Senior Secured Credit Facilities

Overland Park, Kansas, (December 16, 2013) - NPC International, Inc. (the “Company” or "NPC") today announced that it has refinanced its outstanding $368 million term loan and amended its $100 million revolving credit facility.  The refinancing resulted in a 25 basis point reduction in the spread over LIBOR on the Company’s term loan borrowings and lowered the term loan LIBOR floor by 25 basis points.  This refinancing also increased the capacity on the revolving credit facility to $110 million and resulted in a 25 basis point reduction in the spread over LIBOR on the revolving credit facility.  At prevailing LIBOR rates this action serves to reduce annual interest expense by approximately $1.8 million. The Company paid transaction related expenses totaling approximately $0.6 million to effectuate the refinancing. This refinancing also eliminated the annual limitation on capital expenditures covenant, although other existing covenants remain in place.  No other material changes were made to the Company's senior credit facility in the refinancing.

Jim Schwartz, Chairman and CEO of NPC International, Inc., said “The Company's robust cash flow characteristics coupled with strong relationships with our financing partners allowed us to avail ourselves of favorable market conditions a third time following the sale of the Company in December 2011.  This will increase our free cash flow in support of the Company’s growth plans.”

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 1,252 Pizza Hut restaurants and delivery units in 28 states and 90 Wendy’s units in 3 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this news release that do not relate to historical or current facts constitute forward-looking statements. These include statements regarding our plans and expectations.  Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct.  Actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including changes in credit market conditions, lower than anticipated consumer discretionary spending; deterioration in general economic conditions; competition in the quick service restaurant market; adverse changes in food, labor and other costs; price inflation or deflation; our ability to successfully complete acquisitions of additional restaurant units; and other factors. These risks and other risks are described in the filings of NPC's parent company, NPC Restaurant Holdings, LLC, with the Securities and Exchange Commission, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting NPC or may be accessed at www.sec.gov. All forward-looking statements made in this news release are made as of the date hereof. NPC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Investors are cautioned not to place undue reliance on any forward-looking statements.

This press release is for informational purposes only and shall not constitute an offer to buy or sell or a solicitation of an offer to buy or sell any securities.

Contact:  Troy D. Cook, Executive Vice President-Finance & Chief Financial Officer
913-327-3109
7300 W 129th St
Overland Park, KS 66213